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                                                                   Exhibit 10.30

                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") is entered into on this ___ day of August, 2002, to be effective as of the 1st day of July, 2002 (the "Effective Date"), by and among Cooperative Computing, Inc., a Delaware corporation (the "Company"), Cooperative Computing Holding Company, Inc., a Delaware corporation ("CCHC"), and Michael A. Aviles (the "Executive").

     WHEREAS, Executive is currently employed by the Company pursuant to an agreement dated June 14, 1999 and the amendment of that agreement dated June 27, 2000 (as so amended, the "Prior Agreement");

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is essential and in the best interest of the Company and its shareholders to continue to employ Executive in his executive capacity with the Company, and Executive desires to continue to be employed by the Company in said capacity; and

     WHEREAS, in order to induce Executive to enter into this Agreement and to continue employment by the Company, the Company desires to provide Executive with certain benefits during the term of his employment and, in the event of a Change of Control (as defined below) or if his employment is terminated, to provide Executive with the benefits and payments described herein.

     NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

1.   Employment Term.

     Subject to Section 6 herein, the Company agrees to continue to employ Executive, and Executive agrees to continue to be employed by the Company, in accordance with the terms and provisions of this Agreement, until September 30, 2005 (the "Employment Term").

2.   Employment.

     (a) During the Employment Term, Executive shall be employed as the President, Chief Executive Officer and Chairman of the Board and shall report directly to the Board. Executive shall perform the duties, undertake the responsibilities and exercise the authority from time to time delegated to him by the Board as a whole or as are customarily performed, undertaken and exercised by persons situated in a similar executive capacity. He shall also promote, by entertainment or otherwise, the business of the Company.

     (b) During the Employment Term, excluding periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote his business time and attention to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to Executive hereunder. Executive may (1) serve on corporate, civil or charitable boards or committees,
(2) manage personal investments and (3) engage in any charitable, political or not-for-profit activity, so long as such activities do not significantly interfere with the performance of Executive's responsibilities hereunder.

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3.   Compensation.

     (a) Base Salary. Beginning on the Effective Date, the Company agrees to pay Executive an annual base salary of $375,000.00, payable biweekly in accordance with the regular payroll practices of the Company (the "Base Salary"). Such Base Salary shall be subject to appropriate increase as determined in the sole discretion of the Board, the Compensation Committee of the Board or the Board of Directors or Compensation Committee of CCHC.

     (b) Annual Incentive Bonus. In addition to the Base Salary, beginning October 1, 2002, Executive shall be eligible to receive an annual incentive bonus (the "Annual Incentive Bonus") with an annual minimum target of not less than $300,000 with a maximum bonus opportunity of 150% (i.e., $450,000) based on the Company's achievement of financial and other objectives, and paid quarterly in accordance with the terms and conditions of the Annual Incentive Bonus Plan for executives of the Company approved by the Board, the Compensation Committee of the Board or the Board of Directors or Compensation Committee of CCHC.

     (c) Special Cash Incentives. In addition to the Base Salary and Annual Incentive Bonus described above, Executive will be entitled to certain Special Cash Incentives described below.

         (1) Special Cash Incentive for Fiscal Year 2002. Executive shall be entitled to a Special Cash Bonus in the amount of $2 million if the Company achieves a $10 million increase, after accrual for bonuses payable to management for Fiscal Year 2002, in Operating Cash Flow (as defined below) for Fiscal Year 2002 over the Operating Cash Flow for Fiscal Year 2001. Any bonus payable pursuant to this provision will be payable within thirty (30) days after approval by the Board or the Audit Committee of either the Company or CCHC of the computation of Operating Cash Flow for Fiscal Year 2002, but in no event later than one hundred twenty
              (120) days after the end of such Fiscal Year. In the event that the Company has achieved the $10 million increase set forth above or is reasonably likely to achieve the $10 million increase, and
              (i) there is a Change of Control, the Company shall immediately on the Change of Control Date pay to Executive the full $2 million Special Cash Bonus for Fiscal Year 2002 (to the extent such Special Cash Bonus has not previously been paid) or (ii) Executive is terminated by the Company without Good Cause (as defined below), or Executive terminates his employment with Good Reason (as defined below), the Company shall, within five (5) business days after the Termination Date, pay to Executive the full $2 million Special Cash Bonus for Fiscal Year 2002 (to the extent such Special Cash Bonus has not previously been paid). For purposes of this Agreement, "Change of Control" and "Change of Control Date" shall have the meanings for those terms set forth in the Change of Control Bonus Agreement among Executive, the Company and CCHC (the "Change of Control Agreement") attached hereto as Exhibit A and incorporated herein for all purposes.

         (2) Annual Special Cash Incentives in Fiscal Years 2003 through 2005. Executive shall further be entitled to an Annual Special Cash Bonus in respect of Fiscal Years 2003 through 2005 for any such Fiscal Year in which the Operating Cash Flow exceeds the Operating Cash Flow (in each case, after accrual for bonuses payable to management) for the prior Fiscal Year by at least $5 million. Executive is entitled to a $1 million Special Cash Bonus if the Operating Cash


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         Flow for the applicable Fiscal Year exceeds the prior Fiscal Year's
         Operating Cash Flow by $5 million, ramping linearly (for example, at a rate of $10,000.00 per $50,000.00 increase in Operating Cash Flow), up to a maximum Special Cash Bonus of $2 million for each Fiscal Year in which the Operating Cash Flow exceeds the prior Fiscal Year's Operating Cash Flow by $10 million or more. For purposes of this Agreement "Fiscal Year" shall mean the Company's fiscal year ending September 30 of each year.

         (a) In the event a Change of Control occurs prior to the end of a Fiscal Year (other than Fiscal Year 2002 which is governed by
              Section 3(c)(1)), Executive shall be entitled to a pro-rated Special Cash Bonus for the year in which the Change of Control occurs based on the year-to-date percentage increase in the Operating Cash Flow (calculated as of the most recent month ended prior to the Change of Control for which financial statements are available) over the same period for the prior Fiscal Year at the time of the Change of Control. The amount of the pro-rated Special Cash Bonus shall be determined as follows and paid immediately on the Change of Control Date:

              (i) Calculate the year-to-date Operating Cash Flow (calculated as of the most recent month ended prior to the Change of Control for which financial statements are available);

              (ii) Divide the year-to-date Operating Cash Flow (calculated as of the most recent month ended prior to the Change of Control for which financial statements are available) by the Operating Cash Flow for the same period for the prior Fiscal Year;

              (iii) Multiply the result obtained in paragraph (ii) above by the
                    Operating Cash Flow for the prior full Fiscal Year;

              (iv) Subtract the Operating Cash Flow for the prior full Fiscal Year from the amount calculated in paragraph (iii);

              (v) Use the positive amount calculated in paragraph (iv) to determine the amount (if any) of the annual Special Cash Bonus to which Executive would be entitled during the applicable Fiscal Year as specified above; and

              (vi) Pro-rate the annual Special Cash Bonus determined in paragraph (v) for the number of days worked in the Fiscal Year in which the Change of Control occurs, unless the year-to-date increase in Operating Cash Flow over the same period for the prior Fiscal Year is $5 million or more in which event the Special Cash Bonus due Executive will not be prorated.

         (b) In the event that Executive's employment is terminated by the Company without Good Cause, or by Executive with Good Reason, Executive shall be entitled to a Special Cash Bonus for the Fiscal Year in which the termination or resignation occurs based on the year-to-date percentage increase in the Operating Cash Flow over the same period for the prior


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                    Fiscal Year (calculated as of the most recent month ended
                    prior to the Termination Date (as defined below) for which financial statements are available). The determination as to whether or not Executive is entitled to any Special Cash Bonus will be made using the calculations set forth in paragraphs (i), (ii), (iii), (iv), (v) and (vi) of Section 3(c)(2)(a) above, unless the year-to-date increase in Operating Cash Flow over the same period for the prior Fiscal Year is $5 million or more in which event the Special Cash Bonus due Executive will not be prorated. The Company shall pay to Executive any such Special Cash Bonus within five (5) business days after the Termination Date.

         (3) For the purposes of this Agreement, "Operating Cash Flow" shall mean Consolidated EBITDA (as defined in the Company's indenture governing its 9% senior subordinated notes due 2008) less capital expenditures incurred during the applicable period, provided that such Consolidated EBITDA will not be impacted negatively or positively by such other unusual items as Executive and the Board may designate in writing regarding any applicable period. In addition to the foregoing, in calculating the Operating Cash Flow, appropriate adjustments shall be made to the measurements of performance to give pro forma effect to any sale or purchase by the Company or CCHC of the assets or stock, whether pursuant to a merger, exchange, acquisition, or otherwise, of any division or line of business, as applicable, occurring during such fiscal year.

4.   Benefits.

     (a) Employee Benefits. During the Employment Term, Executive and/or Executive's family, as the case may be, shall be eligible to participate in all welfare benefit plans, practices and programs provided by the Company to other executive officers of the Company, including, without limitation, all medical, prescription, hospitalization, disability, dental, employee life, group life, accidental death, salary continuation, or travel accident insurance plans or programs to the extent applicable generally to other executives of the Company. Unless otherwise provided herein, the compensation and benefits hereunder, and Executive's participation in, such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company generally, but in no event on a basis less favorable in terms of benefit levels and coverage then offered to other executive officers of the Company.

     (b) Executive Benefits. During the Employment Term, Executive shall be eligible to participate in all executive benefit or incentive compensation plans maintained or established by the Company for the purpose of providing compensation and/or benefits to executives of the Company including, but not limited to, any supplemental retirement or deferred compensation plans. Unless otherwise provided herein, the compensation and benefits under, and Executive's participation in, such plans shall be on the same basis and terms as other similarly situated executives of the Company. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of the Executive's entitlements hereunder. Notwithstanding the above, except as provided in this Agreement and in the Change of Control Agreement, Executive shall not be entitled to participate in any incentive or bonus compensation plans enacted after the Effective Date, unless Executive's participation is expressly approved by the Board.

     (c) Vacation. Executive shall be entitled to five (5) weeks per annum vacation.

     (d) Expenses. Executive shall be entitled to receive reimbursement of all out-of-pocket expenses, reasonably incurred by him in connection with the performance of his duties hereunder or for

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promoting, pursuing or otherwise furthering the business or interest of the
Company in accordance with the accounting procedures and expense reimbursement policies of the Company as it shall adopt from time to time.

5.   Change of Control Bonus.

     Contemporaneous with the execution of this Agreement, the Company, CCHC and Executive will execute the Change of Control Bonus Agreement attached hereto as Exhibit A pursuant to which Executive is entitled to certain payments in the event of the occurrence of a Change of Control or Divestiture (as defined therein).

6.   Termination.

     Executive's employment hereunder may be terminated under the following circumstances:

     (a) Voluntary Termination. Either Executive or the Company may voluntarily terminate Executive's employment hereunder at any time. Payments and benefits due Executive in the event of termination of employment by either party to this Agreement are set forth in this Agreement and the Change of Control Agreement.

     (b) Good Cause. The Company may terminate Executive's employment for "Good Cause." "Good Cause" means (a) Executive is convicted of a crime (other than minor traffic offenses and the like), (b) Executive breaches any obligations under the Non-Competition/Non-Solicitation Agreement dated as of June 14, 1999 (and fails to cure the breach within 30 days after notice), (c) Executive engages in dishonesty or fraud, (d) Executive is physically able to perform his duties and services but refuses to do so, or (e) Executive engages in gross negligence or willful misconduct injurious to the Company, CCHC or their respective subsidiaries.

Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by Executive after a Notice of Termination (as hereinafter defined) is given by Executive shall constitute Good Cause for purposes of this Agreement.

     (c) Disability. The Company may terminate Executive's employment after having established Executive's Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity that substantially impairs Executive's ability to perform his material duties under this Agreement which continues for a period of at least ninety (90) consecutive days. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period during the Employment Term and prior to the establishment of Executive's Disability during which Executive is unable to work due to a physical or mental infirmity. Notwithstanding anything contained in this Agreement to the contrary, until the Termination Date specified in a Notice of Termination relating to Executive's Disability, Executive will be entitled to return to his position with the Company as set forth in this Agreement, in which event no Disability of Executive will be deemed to have occurred.

     (d) Good Reason. Executive may terminate his employment for "Good Reason." "Good Reason" shall mean (a) any breach by the Company of its obligations hereunder, (b) any significant reduction, approved by the Board without Executive's written consent, in Executive's title, duties or responsibilities other than for Good Cause (unless in the case of either clause (a) or (b) Executive has notified the Company within 30 days after the occurrence of such event and the Company has cured such event within 30 days after receipt of such notice) (provided, however, that any change in Executive's title following a Change of Control shall not be deemed in and of itself to constitute Good Reason pursuant to this clause (b) so long as Executive continues to have primary management responsibility for the


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divisions and other business units of the Company that he was responsible for immediately prior to the Change of Control) or (c) Executive is required to relocate without his consent to an area that is outside a 50 mile radius of Austin, Texas.

Executive's right to terminate his employment pursuant to this Section 6(d) shall not be affected by his incapacity due to physical or mental illness.

7.   Compensation Upon Termination.

     Upon termination of Executive's employment during the Employment Term, Executive shall be entitled to the following benefits:

     (a) if Executive's employment with the Company shall be terminated by the Company for Good Cause or by Executive other than for Good Reason, the Company shall pay Executive the following amounts (collectively, "Accrued Compensation") on or no later than five (5) business days after the Termination Date or at such other date as may be expressly provided below:

     (1) Executive's Base Salary accrued through the Termination Date;

     (2) reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company prior to the Termination Date;

     (3) any amount arising from Executive's participation in, or benefits under, any benefit, incentive, or investment plans described in Sections 4(a) and (b) of this Agreement, which amounts shall be payable in accordance with the terms and conditions of the plans;

     (4) any earned but unpaid Annual Incentive Bonus as described in Section 3(b) above in respect of any full fiscal quarter ended prior to the date Executive's employment is terminated (payable at the time such Annual Incentive Bonus would otherwise be payable pursuant to Section 3(b));

     (5) any earned but unpaid Special Cash Bonus as described in Section 3(c) above in respect of any full Fiscal Year ended prior to the date Executive's employment is terminated (payable at the time such Special Cash Bonus would otherwise be payable pursuant to Section 3(c)); and

     (6) all other payments and benefits to which Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program, including any earned and accrued but unused vacation pay and sick leave.

     (b) If Executive's employment with the Company shall be terminated by reason of Executive's death or Disability, the Company shall pay to Executive's legal representatives the following amounts on or no later than five (5) business days after the Termination Date:

     (1) all Accrued Compensation as outlined in Sections 7(a)(1) through (6) above; and

     (2) subject to and consistent with the terms therein, any payments required pursuant to the Change of Control Agreement.

     (c) If Executive's employment with the Company shall be terminated by the Company without Good Cause or by Executive for Good Reason, the Company shall pay to Executive the following


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on or no later than five (5) business days after the Termination Date (except as otherwise provided below):

     (1) all Accrued Compensation as outlined in Section 7(a)(1) through (6) above;

     (2) severance pay equal to (i) eighteen (18) months of Executive's Base Salary (based upon the Base Salary in effect at the Termination Date), and (ii) eighteen (18) months of Executive's target Annual Incentive Bonus for the Fiscal Year in which the Termination Date occurs, payable monthly in arrears;

     (3) subject to and consistent with the terms therein, any payments required pursuant to the terms of the Change of Control Agreement; and

     (4) Executive and/or Executive's family, as the case may be, shall continue to be covered, upon the same terms and conditions as described in
         Section 4(a) hereinabove, by the same or equivalent medical, dental, and life insurance coverages as in effect for Executive and/or Executive's family, as the case may be, immediately prior to the termination of Executive's employment, until the earlier of (A) the expiration of eighteen (18) months after the Termination Date or (B) the date Executive has commenced new employment and has thereby become eligible for comparable benefits subject to Executive's rights under COBRA.

8.   Mitigation.

     In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment.

9.   Legal Fees.

     The Company shall reimburse Executive for his reasonable attorneys' fees and expenses incurred in connection with the drafting and negotiation of this Agreement and the Change of Control Agreement; provided, however, that as a condition to such reimbursement Executive shall have first submitted to the Company one or more invoices describing such fees and expenses in reasonable detail.

10.  Definitions.

     (a) Notice of Termination. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement, if any, relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Any purported termination by the Company or by the Executive shall be communicated by written Notice of Termination to the other, except for any termination as a result of Executive's death. For purposes of this Agreement, no such purported termination of employment (other than in the case of Executive's death) shall be effective without such Notice of Termination.

     (b) Termination Date, Etc. For purposes of this Agreement, "Termination Date" shall mean in the case of Executive's death, his date of death, or in all other cases, the date specified in the Notice of Termination subject to the following:

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     (1) If Executive's employment is terminated by the Company for Good Cause, the date specified in the Notice of Termination;

     (2) If Executive's employment is terminated by the Company due to Disability, the date specified in the Notice of Termination, which shall be at least thirty (30) days after the date the Notice of Termination is given to Executive, provided that Executive shall not have returned to the full time performance of his duties during the thirty (30) day period; and

     (3) If Executive's employment is terminated for Good Reason, the date specified in the Notice of Termination, which shall not be more than thirty (30) days after the date the Notice of Termination is given to the Company.

11.  Tax Adjustment.

     (a) Gross-Up Payment. Notwithstanding anything in this Agreement to the contrary, in the event that it is determined that any payment or benefit, whether paid or payable, provided by the Company to or for the benefit of Executive under this Agreement, the Change of Control Agreement or any other agreement, plan or program, is or will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code or any successor provision ("Section 4999"), the Company will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump sum payment (the "gross-up payment") to Executive. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to the gross-up payment, to make Executive whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of Section 4999.

     (b) Determination. Determinations under this section will be made by the Company's primary independent public accounting firm unless Executive has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable accounting firm or law firm chosen by Executive after consultation with the Company (the firm making the determination to be referred to as the "Firm"). The determinations of the Firm will be binding upon Executive and the Company except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service (the "IRS") to have been incorrect. All fees and expenses of the Firm will be paid by the Company.

     (c) IRS Claim. If the IRS asserts a claim that, if successful, would require the Company to make a gross-up payment or an additional gross-up payment, the Company and Executive will cooperate fully in resolving the controversy with the IRS. The Company will make or advance such gross-up payments as are necessary to prevent Executive from having to bear the cost of payments made to the IRS in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross-up payments or advances and will determine after resolution of the controversy whether any advances must be returned by Executive to the Company. The Company will bear all expenses of the controversy and will gross Executive up for any additional taxes that may be imposed upon Executive as a result of its payment of such expenses. The Company will further indemnify and hold Executive harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. The application or non-application of Internal Revenue Code Section 280G to any payment or benefit, whether paid or payable, provided by the Company to or for the benefit of Executive will have no impact on the determinations made in this section or any other section of this Agreement.

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12.  Indemnification.

     (a) In addition to any other indemnification provided herein, Executive shall be entitled to indemnification by the Company in accordance with the provisions of the Company's bylaws and the implementing Board resolutions as in effect on the date of this Agreement or, if more favorable to Executive, the provisions of such bylaws as in effect at the time indemnification is requested.

     (b) The Company shall include Executive as an additional insured under its directors and officers' liability insurance which shall be maintained (or a replacement policy not materially less favorable to Executive) by the Company during the Employment Term and for eighteen (18) months after the Termination Date (to the extent Executive's employment is terminated by the Company without Good Cause or by Executive for Good Reason).

     (c) In addition, the Company agrees to indemnify and hold harmless Executive from and against any damages, liabilities, expenses, costs and attorneys' fees incurred by Executive in connection with any litigation or threatened litigation, including any regulatory proceedings or shareholder claims, arising out of the making, execution, performance or enforcement of this Agreement or the Change of Control Agreement.

13.  Successors and Assigns.

     (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. The term "Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a person, corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

     (b) The rights of Executive under this Agreement may not be assigned by Executive during his lifetime. However, all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to Executive hereunder shall be paid, in the event of Executive's death, to Executive's estate, heirs or representatives.

14.  Notice.

     For purposes of this Agreement, notice and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by facsimile or certified mail, return receipt requested, postage prepaid, to the respective facsimile numbers or addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof, on the day sent via facsimile, or on the third (3rd) business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

15.  Non-Exclusivity of Rights.

     Except as otherwise expressly provided in Section 4(b), nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive, stock option or other plan or program provided by the Company, CCHC, or any of their subsidiaries and for which Executive may qualify or be entitled to payment, nor shall anything herein limit or reduce such rights as Executive may have under any other agreements with the Company, CCHC or any of their subsidiaries

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including, but not limited to, Executive's rights under CCHC's 1998 Stock Option
Plan (including the June 14, 1999 Option Agreement between Executive and CCHC), CCHC's Amended and Restated 2000 Stock Option Plan for Key Employees (including the February 16, 2000 Incentive Stock Option Agreement between Executive and
CCHC), and CCITRIAD's Incentive and Executive Bonus Plans for Fiscal Year ended September 30, 2002. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company, CCHC, or any of their subsidiaries, including, but not limited to, those referenced above, shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

16.  Miscellaneous.

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

17.  Governing Law.

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflict of law principles thereof. Any action brought by a party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Travis County, Texas.

18.  Severability.

     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provisions hereof shall not affect the validity or enforceability of the other provisions hereof.

19.  Entire Agreement.

     Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written between the parties hereto with respect to the subject matter hereof. Without limiting the generality of the foregoing, the Prior Agreement is hereby terminated in all respects except in respect of the payment of the annual incentive bonus for the fiscal year ended September 30, 2002.

20.  Withholding.

     Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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     IN WITNESS WHEREOF, the Company and CCHC have caused this Agreement to be executed by a duly authorized officer thereof and the Executive has executed his Agreement as of the date and year first above written.

COOPERATIVE COMPUTING, INC.                 EXECUTIVE



By: ________________________                By:__________________________
Title:______________________                Michael A. Aviles



COOPERATIVE COMPUTING
HOLDING COMPANY, INC.

By: ________________________
Title:______________________

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                                    EXHIBIT A

                        CHANGE OF CONTROL BONUS AGREEMENT

This Change of Control Bonus Agreement (the "Agreement") is entered into on this ___ day of August, 2002, effective as of the 1st day of July, 2002 (the "Effective Date"), by and among Cooperative Computing, Inc., a Delaware corporation (the "Company"), Cooperative Computing Holding Company, Inc., a Delaware corporation ("CCHC"), and Michael A. Aviles (the "Executive").
WHEREAS, the Board of the Company has determined that it is essential and in the best interests of the Company and its shareholders that the Company, CCHC and Executive enter into the Executive Employment Agreement concurrently herewith (the "Executive Employment Agreement"); and
WHEREAS, in order to induce Executive to enter into the Executive Employment Agreement, the Company and CCHC desire to provide Executive with certain benefits during the term of his employment and, in the event of a Change of Control (as hereinafter defined) or if his employment is terminated, to provide Executive with the benefits and payments described herein and in the Executive Employment Agreement.
NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:

21.  Change of Control Bonus.

     (a) Payment of Change of Control Bonus. The Company and CCHC agree to pay Executive a Change of Control Bonus pursuant to the formula set forth below on the effective date of a Change of Control (the "Change of Control Date"). The Change of Control Bonus shall be made in a lump sum in cash or, at the discretion of the Board, in whole or part, in the form of the securities or other non-cash consideration being paid in connection with such Change of Control and subject to the same terms and conditions generally applicable thereto; provided, however, that if the securities or other non-cash consideration being paid in connection with the Change of Control would not be freely transferable in the hands of Executive, at least 40% of the Change of Control Bonus will be paid in cash. Non-cash consideration will be considered not to be freely transferable pursuant to the proviso contained in the preceding sentence to the extent that such non-cash consideration is subject to restrictions on transfer pursuant to any escrow, holdback, market stand-off or other contractual arrangement or restrictions on transfer pursuant to applicable law, it being understood that securities that are permitted to be sold by Executive as of the Change of Control Date (but after giving effect to the Change of Control) pursuant to Rule 144 or Rule 145 of the Securities Act of 1933, as amended, will be considered to be freely transferable. Any non-cash consideration to be paid in accordance with this Section 1(a) shall be valued in accordance with Section 1(b). The Change of Control Bonus shall be in an amount equal to:

          1. $2,500,000 if the Gross Enterprise Value is less than $350,000,000;

          2.   the sum of (x) $6,500,000 and (y) ($0.0566667 * (Gross Enterprise
               Value -$350,000,000)), if the Gross Enterprise Value is $350,000,000 to $499,999,999.99; or

          3. $15,000,000 if the Gross Enterprise Value is $500,000,000 or greater.

"Gross Enterprise Value" means the sum of (w) the Consideration, (x) the aggregate amount of Indebtedness of the Company and CCHC outstanding as of the Change of Control Date, (y) any transaction fees and third party payments incurred or accrued by the Company or CCHC in connection with a Change of Control, and (z) the total amount of cash, securities and other property paid to the Company or CCHC in connection with any sale or disposition of any division, business segment, product line, or other asset or property of the Company or CCHC (other than such sales or dispositions in the

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ordinary course of business) that did not result in the payment of a Divestiture
Bonus pursuant to Section 2.

"Consideration" means, at any date of determination, the total amount of cash, securities and other property paid to the Company, CCHC, and their respective stockholders in connection with a Change of Control, excluding the amount of any Earn-Out Payment under Section 4 that has not been paid (and is not being paid) as of the applicable date of determination.

"Indebtedness" means all outstanding interest-bearing liabilities of the Company and CCHC, including the current portion, including but not limited to, all promissory notes, bonds and credit facilities with lending institutions.

     (b) Valuation of Consideration if Other Than Cash. If Consideration is paid in property other than cash, the amount shall be valued based upon the valuation methodology, if any, employed in the agreements governing such Change of Control or, if no such methodology exists, determined as follows:

         (i) If the non-cash Consideration consists in whole or in part of capital stock, and such capital stock, is traded on a securities exchange, the value of such capital stock shall be deemed to be the average of the security's closing prices on such exchange over the ten (10) day period ending three (3) trading days prior to the Change of Control Date;

         (ii) If the non-cash Consideration consists in whole or in part of capital stock, and such capital stock, is actively traded over-the-counter, the value of such capital stock shall be deemed to be the average of the closing bid prices over the ten (10) day period ending three (3) trading days prior to the Change of Control Date; and

         (iii) If neither clause (i) nor (ii) above is applicable, the value of the non-cash Consideration shall be the fair market value thereof as of the Change of Control Date, as determined in good faith by the Board (taking into consideration any valuation reports of any third-party valuation firm engaged by the Company in connection with the transaction involving the Change of Control); provided, however, that in any event, the non-cash Consideration shall be valued in the same manner as any non-cash Consideration paid to the Company, CCHC, and their respective stockholders.

     (c) Definition of Change of Control. For purposes of this Agreement, "Change of Control" means the first to occur of the following events: (i) any sale, lease, exchange, or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company or CCHC to any person or group of related persons as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations and interpretations thereunder ("Group") other than one or more members of the HMC Group, or (ii) the acquisition by any person or Group other than one or more members of the HMC Group of the power, directly or indirectly, to vote or direct the voting of securities having more than 50% of the ordinary voting power for the election of directors of the Company or CCHC.

For purposes of Section 1(c), "HMC Group" shall mean Hicks, Muse, Tate & Furst Incorporated, its affiliates, and their respective employees, officers, partners and directors (and members of their respective families and trusts for the primary benefit of such family members).

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         (d) Effect of Termination Prior to Change of Control. In the event that
Executive's employment is terminated without Good Cause or by Executive for Good Reason, then Executive shall nonetheless receive the Change of Control Bonus on the Change of Control Date under the following circumstances:

         (i) If, at the time of Executive's termination, the Company or CCHC is a party to a definitive written agreement (which has not expired or otherwise been terminated) that would result in a Change of Control; or

         (ii) If, (A) at the time of Executive's termination, the Company or CCHC is a party to a written agreement with a potential acquiror (which has not expired or otherwise been terminated) with respect to or relating to any offer, proposal, or indication of interest contemplating a Change of Control (including, for the avoidance of doubt, a confidentiality agreement) and (B) within 180 days after Executive's termination, the Company or CCHC enters into a definitive written agreement with any such potential acquiror that would result in a Change of Control or otherwise consummates a Change of Control with any such potential acquiror.

For purposes of this Agreement, "Good Cause," "Good Reason" and "Termination Date" shall have the definitions set forth for those terms in the Executive Employment Agreement.

22.  Divestiture Bonus.

     (a) Payment of Divestiture Bonus. The Company and CCHC agree to pay Executive a Divestiture Bonus pursuant to the formula set forth below on the effective date of any Divestiture (the "Divestiture Date"). The Divestiture Bonus shall be made in a lump sum in cash or, at the discretion of the Board, in whole or part, in the form of the securities or non-cash consideration being paid in connection with such Divestiture and subject to the same terms and conditions generally applicable thereto; provided, however, that if the securities or other non-cash consideration being paid in connection with such Divestiture would not be freely transferable in the hands of Executive, at least 40% of such Divestiture Bonus will be paid in cash. Non-cash consideration will be considered not to be freely transferable pursuant to the proviso contained in the preceding sentence to the extent that such non-cash consideration is subject to restrictions on transfer pursuant to any escrow, holdback, market stand-off, or other contractual arrangement or restrictions on transfer pursuant to applicable law, it being understood that securities that are permitted to be sold by Executive as of the Divestiture Date (but after giving effect to such Divestiture) pursuant to Rule 144 or Rule 145 of the Securities Act of 1933, as amended, will be considered to be freely transferable. Any non-cash consideration to be paid in accordance with this Section 2(a) shall be valued in accordance with Section 1(b), except that (i) "Change of Control" as referred to therein shall be deemed to refer to "Divestiture" and (ii) "Change of Control Date" as referred to therein shall be deemed to refer to "Divestiture Date." The Divestiture Bonus shall be in an amount equal to $2,500,000 multiplied by the quotient of (1) the Divestiture Value divided by (2) $325,000,000; provided, however, that in no event shall the Divestiture Bonus, together with any Divestiture Bonuses previously paid hereunder, be in an amount greater than $2,500,000.

"Divestiture" shall mean any sale or disposition of the Hard Lines & Lumber Division or the Automotive Division of the Company that does not amount to a Change of Control.

"Divestiture Value" shall mean, at any date of determination, the total amount of cash or other property paid to the Company, CCHC, and their respective stockholders in connection with a Divestiture,

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excluding the amount of any Earn-Out Payment under Section 4 that has not been paid (and is not being paid) as of the applicable date of determination.

     (b) Effect of Termination Prior to Divestiture. In the event that Executive's employment is terminated without Good Cause or by Executive for Good Reason, then Executive shall nonetheless receive the Divestiture Bonus on the applicable Divestiture Date under the following circumstances:

         (i) If, at the time of Executive's termination, the Company or CCHC is a party to a definitive written agreement (which has not expired or otherwise been terminated) that would result in a Divestiture; or

         (ii) If, (A) at the time of Executive's termination, the Company or CCHC is a party to a written agreement with a potential acquiror (which has not expired or otherwise been terminated) with respect to or relating to any offer, proposal, or indication of interest contemplating a Divestiture (including, for the avoidance of doubt, a confidentiality agreement) and (B) within 180 days after Executive's termination, the Company or CCHC enters into a definitive written agreement with any such potential acquiror that would result in a Divestiture or otherwise consummates a Divestiture with any such potential acquiror.

     (c) Adjustment to Subsequent Change of Control Bonus. Notwithstanding any provision of the definition of "Gross Enterprise Value" to the contrary, if amounts are paid to Executive under this Section 2 and a Change of Control subsequently occurs pursuant to which Executive is entitled to receive a Change of Control Bonus, then the subsequent Change of Control Bonus shall be based on the actual Gross Enterprise Value at the time of the subsequent Change of Control plus the Divestiture Value received by the Company and CCHC from any prior Divestitures. Any Divestiture Bonuses received by Executive as a result of prior Divestitures will be subtracted from the subsequent Change of Control Bonus.

23.  Management Bonus Pool.

     (a) On the Change of Control Date or Divestiture Date, the Company agrees to set aside for full-time operating employees of the Company or its subsidiaries (other than Executive), an amount in cash equal to one-half of the amount of the applicable Change of Control Bonus or Divestiture Bonus payable to Executive (the "Management Bonus Pool"). The Management Bonus Pool shall be distributed as directed by Executive pursuant to Section 3(b) only to full-time operating employees of the Company or its subsidiaries and in any event not to Executive, any member of the Board or former employees. The Management Bonus Pool shall be evidenced by a plan, arrangement or other program adopted by the Board (or a committee thereof) containing the terms and conditions no more favorable to such employees than the applicable terms set forth in this Agreement.

     (b) At all times prior to the Termination Date, Executive shall have the sole discretionary authority to determine eligibility and bonus amounts available to individual full-time operating employees (other than Executive) under the Management Bonus Pool; provided, however, that Executive shall cooperate with the Company to mitigate the amount of any payments under Section 280G of the Internal Revenue Code of 1986, as amended. Executive's determination with regard to any payment pursuant to the Management Bonus Pool shall be conclusive and binding on the Company and CCHC. Any allocation forfeited or surrendered, for instance through termination of an employee, shall be re-allocated to the Management Bonus Pool so that the entire amount of the Management Bonus Pool is available at all times to be fully distributed.

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     (c) The Company agrees to provide the "Tax Adjustment" benefits available to Executive under Section 11 of the Executive Employment Agreement to any employee who receives a bonus payment from the Management Bonus Pool.

24.  Earn Out Bonus.

     (a) Payment of Earn Out Bonus. If, in connection with a Change of Control or any Divestiture, any additional consideration or amount becomes payable after the Change of Control Date or Divestiture Date, as the case may be, pursuant to an Earn Out provision, then Executive shall be entitled to a separate Earn-Out Bonus payable to Executive in a lump sum on the date that the Earn-Out Payment is made or within two (2) business days thereafter. Any Earn-Out Bonus shall be in an amount equal to:

         (i) the amount of the Change of Control Bonus or Divestiture Bonus calculated in accordance with Section 1(a) or Section 2(a), respectively, that would have been paid had the Consideration included the Earn-Out Payment at the time of the determination date in Section 1(a) or Section 2(a), respectively, less

         (ii) an aggregate amount equal to (A) all Earn-Out Bonuses previously paid to Executive pursuant to this Section 4, and (B) any Change of Control Bonus previously paid to Executive pursuant to Section 1 and all Divestiture Bonuses previously paid to Executive pursuant to Section 2.

"Earn-Out" means any portion of the consideration payable to the Company, CCHC, and/or their respective stockholders in connection with a Change of Control or Divestiture that is not payable or determinable at the time of the Change of Control Date or Divestiture Date by reason of any earn-out provision or other contingent pay-out feature based upon the financial or other performance of the Company or CCHC following the Change of Control Date or Divestiture Date.

"Earn-Out Payment" is the portion of the consideration payable to the Company, CCHC, and/or their respective stockholders in connection with a Change of Control or Divestiture that becomes payable pursuant to the Earn-Out on one or more dates following the Change of Control Date or Divestiture Date. If any portion of the Earn-Out Payment is paid in property other than cash, the amount shall be valued as set forth in Section 1(b)(i)-(iii) except that "Change of Control Date" as referenced therein shall be "the date the Earn-Out Payment is made to the Company and/or CCHC."

     (b) Effect of Termination Prior to Earn-Out Payment. If any Earn-Out Payment is made, and Executive's employment is terminated without Good Cause or by Executive for Good Reason after the Change of Control Date or Divestiture Date, Executive shall nonetheless be entitled to receive from the Company the full Earn-Out Bonus on the date the Earn-Out Payment is made or within two (2) business days thereafter. If Executive's employment is terminated without Good Cause or by Executive for Good Reason before the Change of Control Date or Divestiture Date, Executive shall nonetheless receive from the Company the full Earn-Out Bonus on the date the Earn-Out Payment is made or within two (2) business days thereafter if Executive is entitled to a Change of Control Bonus or a Divestiture Bonus pursuant to Section 1(d) or Section 2(b) of this Agreement in connection with the Change of Control or Divestiture.

25.  Severability; Governing Law.

If any provision of the Agreement is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Agreement, and the Agreement shall be construed in all respects as if such

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invalid provision had been omitted. The provisions of the Agreement shall be governed by and construed in accordance with the laws of the state of Texas (without regard to its conflict of law rules).

26.  Headings.

The Section headings in this Agreement are for convenience only; they form no part of the Agreement and shall not affect its interpretation.

27.  Amendment and Termination.

This Agreement may be amended, altered, suspended or terminated only with the prior written consent of the Executive. Unless terminated earlier pursuant to the previous sentence, the Agreement shall be perpetual.

28.  No Third-Party Beneficiaries.

Nothing express or implied in this Agreement, is intended or shall be construed to confer upon or give any person other than the parties hereto and their respective heirs, successors and permitted assigns any right, benefit, or remedy under or by reason of this Agreement.

29.  Notice.

For purposes of this Agreement, notice and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by facsimile or certified mail, return receipt requested, postage prepaid, to the respective facsimile numbers or addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof, on the day sent via facsimile, or on the third (3rd) business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

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IN WITNESS WHEREOF, the Company and CCHC have caused this Agreement to be executed by a duly authorized officer thereof and the Executive has executed his Agreement as of the date and year first above written.

COOPERATIVE COMPUTING, INC.                     EXECUTIVE

By: /s/ Peter Brodsky                           By: /s/ Michael A. Aviles
   --------------------------                       ----------------------
Title: Asst. Secretary                          Michael A. Aviles
      -----------------------


COOPERATIVE COMPUTING
HOLDING COMPANY, INC.

By: /s/ Peter Brodsky
    -------------------------
Title:  Asst. Secretary
      -----------------------

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